Exhibit 21.1

Organizational Structure

At December 31, 2004, Elan Corporation, plc had the following principal subsidiary undertakings:

Company	Nature of Business	Group Share %	Registered Office & Country of Incorporation & Operation
Athena Neurosciences, Inc.	Holding company	100	800 Gateway Blvd South San Francisco, CA, United States

Elan Capital Corporation, Ltd	Financial services company	100	Clarendon House, 2 Church St Hamilton, Bermuda

Elan Drug Delivery, Inc.	R&D	100	3000 Horizon Drive King of Prussia, PA, United States

Elan Finance, plc	Financial services company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Holdings, Inc.	Manufacture, marketing and distribution of pharmaceutical and medical device products	100	1300 Gould Drive Gainesville, GA, United States

Elan Holdings, Ltd	Holding company	100	Monksland, Athlone Co. Westmeath, Ireland

Elan International Services, Ltd	Financial services company	100	Clarendon House, 2 Church St Hamilton, Bermuda

Elan Management, Ltd	Provision of management services	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Elan Pharma, Ltd	Manufacture of pharmaceutical products	100	Monksland, Athlone Co. Westmeath, Ireland

Elan Pharma International, Ltd	R&D, manufacture, sale and distribution of pharmaceutical products and financial services	100	WIL House, Shannon Business Park, Co Clare, Ireland

Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	800 Gateway Blvd South San Francisco, CA, United States

Elan Pharmaceutical Investments, III, Ltd	Investment holding company	100	Clarendon House, 2 Church St Hamilton, Bermuda

Monksland Holdings BV	Financial services company	100	Amsteldijk 166 6th Floor 1079 LH Amsterdam The Netherlands